Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports First Quarter 2018 Earnings; Increases 2018 Outlook

Dallas, April 16, 2018: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2018 GAAP diluted earnings per share of $2.68, its second highest ever, and record adjusted earnings per share of $2.79. Net sales in the quarter expanded 26 percent year over year to $1.9 billion. Growth in both Engineered Materials and the Acetyl Chain contributed to a robust quarter. Engineered Materials expanded earnings through pipeline commercialization and successful integration of recent acquisitions. The Acetyl Chain's expansive network and ability to respond quickly to improved industry utilization rates enabled it to leverage regional momentum to grow earnings meaningfully.
First Quarter 2018 Financial Highlights:

	Three Months Ended March 31,
	2018	2017
		(As Adjusted)
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Engineered Materials	127	104
Acetate Tow	46	62
Acetyl Chain
Industrial Specialties	23	25
Acetyl Intermediates	231	27
Eliminations	(1)	—
Subtotal	253	52
Other Activities	(83)	(48)
Total	343	170

	Three Months Ended March 31,
	2018	2017
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	365	184

Adjusted EBIT(1)(2)
Engineered Materials	182	150
Acetate Tow	78	93
Acetyl Chain
Industrial Specialties	23	25
Acetyl Intermediates	231	83
Eliminations	(1)	—
Subtotal	253	108
Other Activities	(39)	(18)
Total	474	333

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Engineered Materials	54	43
Acetate Tow	32	29

Operating EBITDA(1)	553	404
Diluted EPS - continuing operations	$2.68	$1.30
Diluted EPS - total	$2.66	$1.30
Adjusted EPS(1)	$2.79	$1.81

Net cash provided by (used in) investing activities	(235)	(64)
Net cash provided by (used in) financing activities	(2)	(270)
Net cash provided by (used in) operating activities	143	192
Free cash flow(1)	55	126
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document referenced below.

First Quarter 2018 Highlights:

•
Completed the acquisition of Omni Plastics and its subsidiaries. Omni specializes in custom compounding of various engineered thermoplastic materials with a compounding facility and headquarters in Evansville, Indiana.

•
Commercialized a record 742 projects in Engineered Materials in the first quarter of 2018, a 45 percent increase over the first quarter of last year. On-track to deliver approximately 3,000 project wins in 2018.

•	Began the final, large scale installation of critical processing equipment associated with the 150 kt expansion of the Clear Lake, Texas VAM unit.

•	Abandoned the joint venture agreement with Blackstone’s Rhodia Acetow business as parties were unable to reach an agreement with the European Commission on acceptable conditions.

•	Received the 2018 ENERGY STAR® Partner of the Year Sustained Excellence Award for continued leadership and superior contributions to ENERGY STAR.

First Quarter 2018 Business Segment Overview
Engineered Materials (EM)
Engineered Materials delivered record net sales of $665 million in the first quarter, 29 percent higher than the prior year. Both GAAP operating profit of $127 million and segment income of $182 million were all-time highs. Growth in adjusted earnings resulted from the success of the opportunity pipeline, growth in Asia, and recent acquisitions. A record 742 projects were commercialized in the quarter, 45 percent higher than the first quarter of 2017. Customers continue to value the project-based approach in EM that constantly matches Celanese's broad solution set and customer-specific needs to uncover opportunities for partnership. Volume in the first quarter of 2018 increased over last year primarily from the Nilit and Omni acquisitions. Operating profit and segment income margins were slightly lower than the same quarter last year, primarily due to acquisitions, while improving sequentially from the fourth quarter of 2017, and in-line with expectations for 2018. Affiliate earnings in Engineered Materials increased year over year to $54 million driven by Ibn Sina.
Acetate Tow
Acetate tow volume and price in the first quarter were lower than the same quarter last year due to unique positive carryovers from 2016 into the first quarter of 2017 as customers transitioned to new contracts that did not repeat in 2018. Affiliate earnings of $32 million were higher mainly due to favorable currency.

Acetyl Chain
The Acetyl Chain recorded its highest ever net sales of over $1 billion, a 32 percent increase year over year. GAAP operating profit and core income of $253 million each, were both records. Operating profit expanded $201 million compared to the first quarter in 2017, while core income was $145 million higher. The business leveraged progressively improving industry fundamentals in the quarter to deliver a step-change in earnings growth. More opportunities were pursued to activate the expansive network and drive growth than any other previous quarter. Price and Volume increased year-over-year as a result of the improved industry utilization rates regionally and globally. Record margins of 24.1 percent were driven by higher acetic acid and derivative prices globally, led by China.
Cash Flow
Operating cash flow in the first quarter was $143 million. Free cash flow was $55 million driven by timing of sales and collections, on-track for more than $900 million for 2018. Capital expenditures were $86 million in the quarter. Cash of $63 million was returned to shareholders in the quarter in the form of dividends.
Outlook
"The first quarter of 2018 represents a combination of stronger industry fundamentals and the strength of our commercial models. In Engineered Materials, there is a continued need for customized solutions to reduce complexity for customers. The breadth of polymers and customer enabling competencies have made the business an important partner for our customers. In the Acetyl Chain, improving global supply and demand dynamics in the industry led by China, have raised base profitability levels. A very responsive commercial structure coupled with a global manufacturing footprint will continue to enable the Acetyl Chain in translating this momentum into earnings growth around the world. We believe that the improvement in the acetyls industry will be sustained in the longer term but expect some moderation in instantaneous utilization rates as we go through the year. The on-going success in our businesses gives us confidence that we can grow adjusted earnings per share by 20-25 percent in 2018," said Mark Rohr, chairman and chief executive officer.

We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.

The Company's earnings presentation and prepared remarks related to the first quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on April 16, 2018. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on the website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	Jens.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700  employees worldwide and had 2017 net sales of $6.1 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, synergies, performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's four business segments, Engineered Materials, Acetate Tow, Industrial Specialties and Acetyl Intermediates, with one subtotal reflecting our core, the Acetyl Chain, which is based on similarities among customers, business models and technical processes. The Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by core (i.e., the Acetyl Chain) may also be referred to by management as core income. Adjusted EBIT margin by core may also be referred to by management as core income margin. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 16, 2018 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended March 31,
	2018	2017
		(As Adjusted)
	(In $ millions, except share and per share data)
Net sales	1,851	1,471
Cost of sales	(1,336)	(1,121)
Gross profit	515	350
Selling, general and administrative expenses	(147)	(103)
Amortization of intangible assets	(6)	(4)
Research and development expenses	(18)	(17)
Other (charges) gains, net	—	(55)
Foreign exchange gain (loss), net	(1)	—
Gain (loss) on disposition of businesses and assets, net	—	(1)
Operating profit (loss)	343	170
Equity in net earnings (loss) of affiliates	58	47
Non-operating pension and other postretirement employee benefit (expense) income	26	22
Interest expense	(33)	(29)
Interest income	2	—
Dividend income - cost investments	32	29
Other income (expense), net	4	1
Earnings (loss) from continuing operations before tax	432	240
Income tax (provision) benefit	(65)	(56)
Earnings (loss) from continuing operations	367	184
Earnings (loss) from operation of discontinued operations	(2)	—
Income tax (provision) benefit from discontinued operations	—	—
Earnings (loss) from discontinued operations	(2)	—
Net earnings (loss)	365	184
Net (earnings) loss attributable to noncontrolling interests	(2)	(1)
Net earnings (loss) attributable to Celanese Corporation	363	183
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	365	183
Earnings (loss) from discontinued operations	(2)	—
Net earnings (loss)	363	183
Earnings (loss) per common share - basic
Continuing operations	2.69	1.30
Discontinued operations	(0.02)	—
Net earnings (loss) - basic	2.67	1.30
Earnings (loss) per common share - diluted
Continuing operations	2.68	1.30
Discontinued operations	(0.02)	—
Net earnings (loss) - diluted	2.66	1.30
Weighted average shares (in millions)
Basic	135.9	140.6
Diluted	136.4	141.0

Consolidated Balance Sheets - Unaudited

	As of March 31, 2018	As of December 31, 2017
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	490	576
Trade receivables - third party and affiliates, net	1,205	986
Non-trade receivables, net	271	244
Inventories	955	900
Marketable securities, at fair value	32	32
Other assets	53	54
Total current assets	3,006	2,792
Investments in affiliates	979	976
Property, plant and equipment, net	3,801	3,762
Deferred income taxes	182	366
Other assets	369	338
Goodwill	1,107	1,003
Intangible assets, net	336	301
Total assets	9,780	9,538
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	425	326
Trade payables - third party and affiliates	797	807
Other liabilities	266	354
Income taxes payable	114	72
Total current liabilities	1,602	1,559
Long-term debt, net of unamortized deferred financing costs	3,343	3,315
Deferred income taxes	219	211
Uncertain tax positions	152	156
Benefit obligations	582	585
Other liabilities	217	413
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(2,031)	(2,031)
Additional paid-in capital	192	175
Retained earnings	5,220	4,920
Accumulated other comprehensive income (loss), net	(128)	(177)
Total Celanese Corporation stockholders' equity	3,253	2,887
Noncontrolling interests	412	412
Total equity	3,665	3,299
Total liabilities and equity	9,780	9,538